   As Filed with the Securities and Exchange Commission on February 14, 1996
                                                 Registration No. 333-00283
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                ---------------

                              AMENDMENT NO. 1 TO
                                    FORM S-3

                             REGISTRATION STATEMENT

                                     Under
                           THE SECURITIES ACT OF 1933
                                ---------------

                      EASTERN ENVIRONMENTAL SERVICES, INC.
               (Exact Name of Registrant as Specified in Charter)

         DELAWARE                                           59-2840783
(State or Other Jurisdiction                             (I.R.S. Employer
    of Incorporation or                                   Identification
      Organization)                                           Number)

                               R.R. #4, Box 4452
                           Drums, Pennsylvania 18222
                                 (717) 788-6075
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)

                    William C. Skuba, Chairman of the Board,
                     President and Chief Executive Officer
                               R.R. #4, Box 4452
                           Drums, Pennsylvania 18222
                                 (717) 788-6075
          (Name and address, including zip code, and telephone number, including area code, of agent for service)
                                ---------------

     Approximate date of commencement of proposed sale to public: As soon as practicable after the effectiveness of this Registration Statement.
                                ---------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]


     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[_]



     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

+++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+ INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A       +
+ REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + + SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY+ + OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT + + BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + + THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + + SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + + UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF+
+ ANY SUCH STATE.                                                             +
+++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED FEBRUARY 14, 1996

     PROSPECTUS

                      EASTERN ENVIRONMENTAL SERVICES, INC.

               This Prospectus relates to the resale by the Selling Shareholders of a total of 2,762,204 shares of Common Stock, $.01 par value per share (the "Common Stock") of Eastern Environmental Services, Inc. (the "Company"), including:

               (1) 1,198,000 shares of Common Stock held by Selling Shareholders. See "Selling Shareholders."

               (2) 785,601 additional shares of Common Stock which may be issued by the Company to one of the Selling Shareholders upon conversion of shares of Class A Common Stock. The issuance of the shares of Common Stock upon conversion of the Class A Common Stock is not covered by this Prospectus, but rather only the resale of such shares. See "Selling Shareholders."

               (3) 778,603 additional shares of Common Stock which may be issued by the Company to Selling Shareholders upon the exercise of outstanding warrants (the "Warrants") to purchase shares of Common Stock at per share exercise prices ranging from $.87 to $3.56. The issuance of the shares of Common Stock upon exercise of the Warrants is not covered by this Prospectus, but rather only the resale of such shares. See "Selling Shareholders."


               There is no assurance that any of the Warrants will be exercised and, therefore, there are no assurances that the Company will receive any proceeds hereunder. The Company will not receive any proceeds from the conversion of any Class A Common Stock or from the sale of shares of Common Stock by Selling Shareholders. See "Selling Shareholders."

               THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               PROSPECTIVE PURCHASERS SHOULD CONSIDER THE RISKS SET FORTH UNDER "RISK FACTORS" COMMENCING ON PAGE 2.

               The shares offered by the Selling Shareholders hereby will be sold at market prices on The Nasdaq Stock Market ("Nasdaq") or in private sales at prevailing market prices or negotiated prices. Selling Shareholders may pay commissions or other compensation to broker-dealers in connection with such sales, which may be in excess of customary commissions charged for Nasdaq transactions. See "Selling Shareholders."

               The Common Stock is traded on Nasdaq under the symbol EESI. On February 9, 1996, the closing sales price of the Common Stock, as reported by Nasdaq, was $1.75.

                 The date of this Prospectus is February __, 1996

                                  RISK FACTORS

          In analyzing this offering, prospective purchasers should carefully consider the following risks and other information contained in this Prospectus.


Need for Additional Capital

          The Company has experienced liquidity problems due to its lack of significant revenues. The Company is currently operating only the South Carolina landfill at full capacity. It is also operating the West Virginia landfill and its special waste hauling operation, although at only partial capacity. Aside from these operations, the Company has only recently received a permit from the State of Illinois to develop a landfill and the expansion area at the Company's Kentucky landfill remains in the permit development stage.
This lack of revenues and the development stage situation in Kentucky and Illinois, among other factors, have led to operating losses with a continued need to invest in additional transportation equipment, landfill permitting and development costs, disposal space cell construction, and closure costs. The Company has currently addressed such issues, in the absence of long-term bank financing arrangements, primarily by private placements of its equity securities, with net proceeds of $300,000 from sales of common stock in the fiscal year ended June 30, 1995, and $875,000 in the first quarter of fiscal 1996.

          The Company's operations to date have required substantial amounts of working capital and the Company expects to expend substantial funds to support the expansion of its disposal and transportation operations. The Company expects capital expenditures of approximately $1,500,000 in fiscal 1996, of which approximately 85% was expended by December 31, 1995, to construct additional disposal space at the Company's West Virginia landfill, further the permits at the Kentucky site, and acquire necessary landfill and transportation equipment. In addition, the Company will require approximately $1,500,000 of additional capital reserves, which are not currently available to the Company, to construct the initial disposal space at the Illinois landfill. Significant additional capital reserves would be required to construct initial disposal space at the Company's Kentucky landfill, should it receive a permit during fiscal 1996. The Company currently does not have such necessary capital reserves and will, therefore, be required to raise additional funds to meet its working capital requirements through bank financing or additional equity or debt placements, which may include the sale of an equity interest in individual landfill sites. Although the Company is currently engaged in discussions with potential lenders and other investors regarding such additional financing, no assurance can be given that additional financing will be available or, if available, that it will be available on acceptable terms. Further, there can be no assurance that additional financing will not be required to fund the Company's operations beyond fiscal 1996. If the Company is unable to obtain additional financing, it may be required to forego the development of the Illinois landfill and, if the permit is received, the Kentucky landfill, to sell one or more of the Company's landfills, or to curtail or cease its operations.



History of Operating Losses

          The Company has experienced annual net losses from fiscal 1992 through fiscal 1995. In recent years, the Company has incurred increases in expenses associated with meeting federal, state and local regulatory requirements affecting its business. There can be no assurance that the Company will realize revenues and gross profits sufficient to achieve or sustain profitability on a quarterly or annual basis in the future. In the event it fails to do so, the Company's operations could be adversely affected and investors in the Common Stock could face the loss of part or all of their investment.

Permits and Licenses

          The Company's landfills operate under permits which must be renewed periodically, and the Company must also obtain permits to expand its operating area and to expand the types or sources of wastes for disposal at its landfills. Obtaining permits for expansion is expensive and time consuming and is typically subject to state and local government approval, the availability of which cannot be predicted. There can be no assurance that renewals and expansion permits will be obtained. The inability of the Company to obtain renewals of existing permits or to obtain expansion permits as needed for any of its landfill sites would have a material adverse effect on the Company's business and financial condition.

          The Company has permits which allow it to conduct its current landfill operations in West Virginia and South Carolina until October 1998 and November 1998, respectively, at which time they must be renewed. In July 1995, the Company was forced to cease operations in its existing Kentucky disposal area because of its failure to meet newly required standards. Although the Company expects to receive an expansion permit from the State of Kentucky for a 43-acre expansion area at the Kentucky landfill, there can be no assurance that the permit will be obtained. Failure to obtain the permit from Kentucky would have a material adverse effect on the Company's financial condition. As the Company continues to pursue a final state permit for the expansion area at the Kentucky site, it implemented a program on July 1, 1995 to transfer and dispose of waste to an alternate, non-affiliated landfill. The suspension of waste disposal at the landfill and the operation of a transfer station generates a higher operating loss at the site than existed prior to the suspension of waste disposal.


Regulation

          General.  The solid waste industry is subject to extensive federal,
          -------
state, and local environmental regulations that affect the siting, design, construction, operation, closure and post-closure care of the Company's landfills, the availability of waste for disposal and other matters. These regulations are continually evolving, and the Company may from time to time be required to make significant capital and operating expenditures in response to these changes. Additionally, although the Company believes it is in material compliance with current regulatory requirements, the Company could incur liability for violations of federal, state and local environmental regulations. The Company also may be subject to actions brought by individuals or community groups in connection with the permitting, licensing or expansion of its operations, alleged violations of such permits and licenses or other matters. If any of the occurrences described above were to happen, the Company's operating results and the value of a Common Stock Purchaser's investment could be adversely affected.

          State Regulation.  The Company will incur material costs in connection
          ----------------
with the state regulatory requirements governing closure and post-closure monitoring and maintenance of the current operating areas and future expansion areas of its landfill sites. The costs of closing current permitted operating areas at the Company's West Virginia landfill, if all acreage is used, and the recently closed area of the Kentucky landfill, is estimated to be approximately $4,643,000 and at the Company's South Carolina landfill approximately $465,000 (under draft South Carolina regulations expected to become effective in fiscal 1996, described below). Closure costs for the Kentucky expansion area are expected to be approximately $3,300,000. Post-closure care and monitoring obligations at both the West Virginia and Kentucky sites could add additional expenditures of $27,000 to $120,000 per year per site over the 30-year period following closure. Closure and post-closure care costs for the Company's Illinois landfill are expected to be similar to those for the West Virginia and Kentucky landfills. All of these amounts are only estimates based on current and proposed regulatory requirements. There can be no assurance that significant additional closure and post-closure requirements will not be mandated which could have a material adverse impact on the Company's financial condition and, correspondingly, on a Common Stock purchaser's investment.

          The construction of the expansion area at the West Virginia landfill, planned construction of the expansion area at the Kentucky landfill and initial disposal area at the Illinois landfill will all require the installation of liners, additional groundwater monitoring wells, leachate collection and treatment systems, methane gas monitoring and venting systems and other environmental protection measures. The capital costs for installation of these regulatory compliance measures and preparation of the expansion areas are substantial. The state and federal regulatory requirements affecting the planned expansions have changed frequently in the past, and additional changes could occur in the future which may have an adverse effect on the Company's preparation of the expansion areas and, as a result, on the Company's financial results and on a Common Stock purchaser's investment.

          In 1993, the South Carolina Department of Health and Environmental Control proposed new regulations governing industrial waste landfills, which include the Company's South Carolina facility. If passed in the proposed form, these regulations would impose additional operating, reporting and record-keeping requirements on the Company's South Carolina landfill as well as significant new closure, post-closure and design requirements. These regulations, however, are only in draft form, and final regulations may have additional or substantially different requirements which may materially adversely affect the Company's operations.

          The rates that the Company may charge at its West Virginia landfill for the disposal of municipal solid waste are regulated by the West Virginia Public Service Commission. As a result, the Company may be prevented from raising its rates or maintaining its current rates in the future. Such an occurrence could adversely affect the Company's operating results. Additionally, adoption of rate regulation of waste disposal in Kentucky, Illinois or South Carolina, or in other states in which the Company may own landfills in the future, could also adversely affect the Company's operating results.

          Certain states (including South Carolina) have enacted (and others may enact) legislation limiting the source of waste that may be disposed of in such states or imposing a tax on the collection or disposal of out-of-state waste. Such legislation in the states where the Company conducts operations could have a material adverse effect on the Company's opportunities for additional revenues and waste streams.

          Federal Regulation.  The Resource Conservation and Recovery Act
          ------------------
("RCRA") comprehensively regulates the transportation and disposal of solid and hazardous waste. Pursuant to RCRA, the Company could be compelled to abate any imminent and substantial endangerment to public health or welfare or the environment caused by the past or present handling of solid or hazardous waste at any of its facilities. Although the Company attempts to accept only non-hazardous waste and maintains hazardous waste exclusion plans at its landfills, it is difficult for the Company to screen fully and effectively for certain types of non-regulated hazardous waste. There can be no assurance, therefore, that household hazardous waste will not be present at Company landfills or that the Company will not be forced to initiate a significant and costly abatement project which would materially adversely affect the Company's financial condition.

          RCRA regulations set forth criteria for solid waste disposal practices. Failure to satisfy these criteria constitutes open dumping which is prohibited by RCRA and most state laws. According to these regulations, if the disposal activity has certain specified effects on such environmental resources as floodplains, endangered species, surface water, groundwater and air, the disposal activity may constitute illegal open dumping. The Company conducts monitoring at all of its landfill sites and believes that its landfills do not exceed any current open dumping standards; however, there can be no assurance that future monitoring will not reveal conditions that may call for remediation. Such remediation, if required, could cause a material adverse effect on the Company's operations.

          The Federal Clean Water Act established rules regulating the discharge of pollutants from a variety of sources, including landfills, into streams or other surface waters. Whenever pollutants from the Company's landfills may be discharged into surface waters through a point source (e.g. a drainage channel, ditch, pipe or similar conveyance), this act requires the Company to apply for and obtain discharge permits, conduct periodic sampling and monitoring and, under certain circumstances, reduce the quantity of pollutants in those discharges via treatment or management practices. This act may regulate the discharge of materials as varied as the constituents of storm water runoff or landfill leachate released to surface water channels. In most states, implementation of this program is delegated by the federal government to the state.

          The Clean Air Act provides for federal, state and local regulation of emissions of air pollutants into the atmosphere and has been construed by the EPA to apply to the operation of landfills. In addition to other requirements, when the Company's landfills accept asbestos-containing waste, they also are governed by federal EPA regulations promulgated pursuant to the Clean Air Act which require that there be no visible emissions to the outside air from the disposal site or that the asbestos-containing materials be covered daily (or if the site is continuously operated, at least once every 24 hours). Further, unless a natural barrier adequately deters access by the general public, warning signs and fencing must be installed or the asbestos waste must be covered daily. In an effort to track asbestos waste, federal regulations require active asbestos waste disposal sites to record the location of all asbestos waste and retain waste shipment records for at least two years. In addition to federal regulation, many states and localities have programs for approving and licensing asbestos disposal sites.

          The Company's continued compliance with the Federal Clean Water and Clean Air Acts may impose significant expense upon the Company which may adversely affect its results of operations and financial condition.


Competition

          The solid waste industry is highly competitive and the Company believes that industry consolidation will increase competitive pressures. The Company's landfills compete with municipalities, numerous small local firms, regional firms and large national waste management companies. Although a large portion of the waste transported by the Company's waste hauling operations is disposed of at Company's landfills, the Company's landfills receive the majority of their revenues from non-affiliated waste generators and haulers. Competition among landfills is based primarily upon proximity of the landfill to the waste generator, price, service, condition of the landfill and permit approvals for particular wastes. Many of the Company's competitors have greater capital resources and experience than the Company and municipalities generally have financial advantages such as tax revenues and tax exempt financing which induce public ownership of landfills in certain states. Increased competition among regional and national landfill companies and local municipalities may adversely affect the Company's profit margins in the future.

          The Company's waste hauling and collection operations compete with small transporters and large volume waste hauling firms located in the northeastern, mid-Atlantic and southeastern states. Competition among waste haulers is based primarily upon price and the quality and timeliness of service. Many of the Company's competitors have greater capital resources and experience than the Company and increased competition among regional and national waste haulers may adversely affect profit margins in the future.


Potential Environmental Liability

          The Company may be subject to significant response costs and liabilities under federal, state, and local environmental laws, particularly as a result of the contamination or threat of contamination of groundwater, surface water or the soil at its landfills, including damage resulting from conditions existing prior to the acquisition of the landfills by the Company, as well as for environmental contamination caused by waste transported by the Company for disposal at other facilities. For example, the federal Superfund law imposes strict, joint and several liability on the present or former owners or operators of facilities which release or threaten to release hazardous substances into the environment regardless of when the hazardous substance was first detected in the environment. Similar liability is imposed upon the generators and transporters of waste that contains hazardous substances. All such persons may be liable for waste site investigation, waste site cleanup costs and natural resource damages, regardless of whether they exercised due care and complied with all relevant laws and regulations. Such costs can be substantial. Furthermore, the liability is founded upon the existence of even very small amounts of the more than 700 "hazardous substances" listed by the EPA and is not limited to the disposal of "hazardous wastes."

          Asbestos is a listed hazardous substance hauled and disposed of by the Company. The Company also hauls other hazardous substances and hazardous wastes to non-Company owned facilities. There can be no assurance that hazardous wastes or hazardous substances other than asbestos are not present in the Company's landfills or that the Company will not face claims resulting in environmental liability with respect to its landfill and waste hauling operations.


Lack of Cash Dividends on Common Stock

          The Company has not paid cash dividends on its Common Stock since its inception. It is anticipated that, in the foreseeable future, no cash dividends will be paid on the Common Stock and any cash otherwise available for such dividends will be reinvested in the Company's business. Payment of dividends is also restricted by the Company's loan agreements with its primary lenders.


Limited Availability of Favorable Acquisitions

          In conjunction with the expansion of its current facilities, the Company plans to expand its operations through the acquisition of additional landfills, waste hauling operations and other waste-related businesses. The success of the Company is largely dependent on its ability to complete such acquisitions at reasonable prices, obtain and comply with applicable governmental permits and approvals and then expand and integrate newly acquired operations with the Company's existing operations. Landfills have become increasingly scarce and valuable, and intense competition for existing landfill sites could result in prices for acquisitions that may be difficult to justify or that may be beyond the Company's financial resources. Many of the Company's competitors for such acquisitions have substantially greater financial resources than the Company. Accordingly, there can be no assurance as to the number or timing of the Company's acquisitions or as to the availability of financing necessary to complete an acquisition. Should the Company be unable to make acquisitions, the Company's expansion plans and the Company's operating results could be adversely impacted.

Insurance and Bonding Requirements

          Although the Company maintains general liability insurance for all its operations, the Company does not maintain environmental impairment liability insurance for its landfills. If the Company were to incur substantial liability for environmental damage, its business and financial condition would be materially adversely affected.

          The Company is required to post a form of financial assurance at its West Virginia and Kentucky landfills to ensure proper closure and post-closure monitoring and maintenance. Similar bonding requirements will also be imposed upon the Illinois landfill and the expansion area of the Company's Kentucky landfill. Additionally, some of the Company's hauling and collection contracts require performance and payout bonds to guarantee project completion and certain states may require collateral bonds to secure compliance with hazardous waste hauling requirements. The Company's ability to meet these bonding requirements is contingent upon the Company's performance record and creditworthiness.

          The inability to maintain the Company's insurance program and bonding capacity or a sizable increase in rates would have a material adverse impact on the Company's business and may preclude it from obtaining or retaining landfill operating permits. The Company also is subject to the risk of potential claims in excess of policy limits, claims relating to projects performed during periods not covered by insurance, or claims made after the expiration of the policy coverage period. Asbestos-related illnesses, such as asbestosis, lung cancer, mesothelioma and other cancers, may not become apparent until many years after exposure. From May 15, 1985 through April 28, 1988, the Company carried claims made general liability coverage when quality occurrence insurance was difficult to obtain. Because of the long-term nature of asbestos-related illnesses, any claims presented on the basis of exposure during that period of time may not be covered by insurance. If the Company were to incur significant liability for asbestos-related illnesses which were not covered by insurance, its financial condition could be materially adversely affected.


Dependence on Key Personnel

          The Company's overall operations are dependent upon the services of its executive officers, including William C. Skuba, its Chairman of the Board, Chief Executive Officer and President. The loss of Mr. Skuba's or other executive officers' services could have a material adverse effect on the Company.


Management Control of the Company; Delaware Anti-Takeover Statute

          As of the date of this Prospectus, William C. Skuba, the Company's Chairman of the Board, Chief Executive Officer and President, owns 1,591,201 shares of the Company's Class A Common Stock, which is entitled to four votes per share and 20,000 shares of the Company's Common Stock, which is entitled to one vote per share. As of the date of this Prospectus, Mr. Skuba's stock ownership, together with 15,000 other shares which Mr. Skuba has the right to vote, represents approximately 61.2% of the combined voting power of all classes of outstanding capital stock. As a result, he is in a position to control the policies and elect all of the directors of the Company. In Addition, Section 203 of the Delaware General Corporation Law prohibits certain persons from engaging in business combinations with the Company. This section may be considered to have an anti-takeover effect and may delay, defer or prevent a takeover attempt that a stockholder may consider in its best interest. This section may also adversely affect prevailing market prices for the Common Stock.

Waste Reduction Programs

          The Company's landfills and related waste collection operations may be affected by the trend toward state and local laws requiring the development of waste reduction and recycling programs. For example, many states (including West Virginia, Kentucky, South Carolina and Illinois, where the Company's existing and proposed landfills are located) have enacted laws that require counties to adopt comprehensive plans to reduce the volume of solid waste deposited in landfills through waste planning, composting, recycling or other programs. Some states, including South Carolina, West Virginia, Kentucky and Illinois have adopted legislation that prohibits the disposal of yard waste, tires and other items in landfills. The development of such programs could reduce the volume of landfill waste and thereby have a material adverse effect on the Company.


                                  THE COMPANY

          Eastern Environmental Services, Inc. (the "Company") is an integrated waste services company specializing in the transportation and disposal of non-hazardous residential, commercial, industrial and special waste in the eastern United States. The Company currently owns and operates three landfills located in West Virginia, Kentucky and South Carolina and has entered into a management agreement to manage a municipal solid waste landfill in Illinois. The Company's special waste hauling operation serves the eastern United States and is a source of waste (primarily asbestos) for the Company's landfills. The Company also provides roll off container services from its West Virginia and South Carolina landfills. The Company currently has five active operating subsidiaries.

          The Company discontinued and sold substantially all of the operating assets of its asbestos abatement and laboratory services subsidiaries during the fiscal year ended June 30, 1994. As a result of increasing competition and price compression in both of these markets, management decided to exit these businesses and focus on expanding the Company's waste disposal and transportation capabilities.

          The Company was formed as a Delaware corporation in April 1987 to continue the asbestos abatement operations of the William C. Skuba Company, Inc. The Company began asbestos waste hauling in 1988 and acquired its West Virginia landfill in August 1989. The Company's Kentucky landfill was acquired in July 1990 and its South Carolina landfill in November 1990. The Company also has recently entered into a management agreement to develop an Illinois landfill. The Company's strategy is to expand its waste disposal capabilities by further developing its existing landfills and hauling operations and secondarily by acquiring and developing additional landfills, waste hauling operations and other waste-related businesses.

          The address of the Company's principal executive offices is R.R. #4, Box 4452, Drums, Pennsylvania 18222 and its telephone number is (717) 788-6075.

                              RECENT DEVELOPMENTS

          The Company has recently acquired a permit from the Illinois Environmental Protection Agency approving the development of a new municipal and non-hazardous special waste landfill in Illinois. The permit allows development of a 42-acre site consisting of approximately 5,700,000 cubic yards of airspace. The Company has the right to operate the landfill under a management agreement (the "Agreement") with the owner of the real estate on which the landfill is located. The Agreement allows the Company to develop and operate the landfill in return for the payment to the owner of a royalty based upon the landfill's revenues. The Agreement also provides that waste from a local collection business and transfer station will be disposed of exclusively at the landfill, once and if it becomes operational. Additionally, the Company has the option, at any time within the next 40 years, to purchase the land from the owner for consideration consisting of a nominal cash payment and the continuation of the royalty payments. See "Risk Factors -- Need for Additional Capital."

                             AVAILABLE INFORMATION

          The Company has filed a Registration Statement on Form S-3 with the Securities and Exchange Commission (the "Commission") relating to the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the securities offered hereby.

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports and other information with the Commission. Proxy statements concerning the Company, reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices in New York (7 World Trade Center, Suite 1300, New York, New York 10048) and Chicago (Citicorp Center, 500 W. Madison St., Suite 1400, Chicago, Illinois 60661-2511). Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

          The Company will furnish, without charge, to any person to whom a copy of this Prospectus is delivered, upon such person's written or oral request, a copy of any and all of the documents that have been incorporated by reference in the Registration Statement and herein (not including exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Any such request should be directed to the Chief Financial Officer, Eastern Environmental Services, Inc., R.R. #4, Box 4452, Box 366, Drums, Pennsylvania 18222, phone number: (717) 788-6075.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents filed by the Company with the Commission are incorporated in this Prospectus by reference:

          (a) The Company's Annual Report on Form 10-K for the year ended June 30, 1995.

          (b) The Company's Quarterly Report on Form 10-Q for the quarters ended September 30, 1995 and December 31, 1995.

          (c) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission, including any amendments or reports filed for the purpose of updating such description.

          (d) In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering shall be deemed to be incorporated by reference herein from their respective dates of filing.

          Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                              SELLING SHAREHOLDERS

          The following table sets forth the names of the Selling Shareholders and certain information regarding the beneficial ownership of the Company's Common Stock by the Selling Shareholders as of December 31, 1995, and as adjusted to reflect the sale of the shares offered by this Prospectus:

                                                                   Beneficial Ownership
                                                                      After Offering
                                                                --------------------------
                          Number of
                            Shares                                              Percent of
                         Beneficially          Number of                        Class (if
                        Owned Prior to          Shares          Number of        greater
     Name                  Offering             Offered          Shares          than 1%)
     ----               --------------         ---------        ---------       ----------
Steven Brody               50,000(1)            50,000(1)          --              --
Jack Casagrande           250,000              250,000             --              --
Jose Castaneda              1,250(2)             1,250(2)          --              --
Dr. Steven Celani           5,000(3)             5,000(3)          --              --
Gerald Cohn                10,000(4)            10,000(4)          --              --
William M. DeArman        150,000(5)           150,000(5)          --              --
Joseph M. DeBias           25,000(6)            25,000(6)          --              --
Fred M. Ferreira          197,500(7)           187,500(7)        10,000            --
GKN Securities Corp.       12,500(8)            12,500(8)          --              --
Ronald I. Heller          250,000(9)           250,000(9)          --              --
LBC Capital Resources      65,853(10)           65,853(10)         --              --
Larry Martin              187,500(7)           187,500(7)          --              --
John Meister                5,000(3)             5,000(3)          --              --
Bette Nagelberg           250,000(11)          250,000(11)         --              --
Robert J. Powell           21,000(12)           21,000(12)         --              --
Don A. Sanders            150,000(5)           150,000(5)          --              --
Randall W. Skuba &
Catherine A. Skuba         25,000               25,000             --              --
William C. Skuba        1,626,201(13)          805,601(14)      820,600(15)        17% (15)
Stephen C. Stamos, Jr.     21,000(12)           21,000(12)         --              --
Timothy W. Sweeney         37,000(12)           37,000(12)         --              --
Ralph Velocci             250,000              250,000             --              --
Larry Walko                 3,000                3,000             --              --
---------------------

(1) Consists of shares of Common Stock which are issuable upon exercise of a warrant to purchase such shares at an exercise price of $1.22 per share which expires on November 1, 1999. Mr. Brody provided consulting services for the Company from October, 1994 through November, 1995, for which he received $44,000 in consulting fees.

(2) Consists of shares of Common Stock which are issuable upon exercise of a warrant to purchase shares with an exercise price of $2.00 per share which expires on July 8, 1997.

(3) Consists of shares of Common Stock which are issuable upon exercise of a warrant to purchase shares with an exercise price of $3.562 per share which expires on September 5, 1996.

(4) Consists of shares of Common Stock which are issuable upon exercise of a warrant to purchase shares with an exercise price of $1.50 per share which expires on January 10, 1997.

(5) Includes 75,000 shares of Common Stock which are issuable upon exercise of a warrant to purchase such shares at an exercise price of $1.50 per share which expires on August 25, 1998. Messrs. DeArman and Sanders are principals of Sanders Morris Mundy Inc., a firm which provides investment banking services for the Company.

(6) Consists of shares of Common Stock which are issuable upon exercise of a warrant to purchase shares with an exercise price of $.875 per share which expires on August 20, 1998.

(7) Includes 62,500 shares of Common Stock which are issuable upon exercise of a warrant to purchase such shares at an exercise price of $1,50 per share which expires on August 7, 1998.

(8) Consists of shares of Common Stock which are issuable upon exercise of a warrant to purchase such shares at an exercise price of $1.50 per share which expires on August 25, 1998. GKN Securities received a fee of $10,000 from the Company in connection with a private placement by the Company in August 1995.

(9) Includes 125,000 shares of Common Stock which are issuable upon exercise of a warrant to purchase such shares at an exercise price of $1.50 per share which expires on August 25, 1998. All of the shares and the warrant are held in Mr. Heller's individual retirement account with Delaware Charter Guarantee & Trust.

(10) Consists of shares of Common Stock which are issuable upon exercise of a warrant to purchase shares with an exercise price of $1.531 per share which expires on June 28, 2000.

(11) Includes 125,000 shares of Common Stock which are issuable upon exercise of a warrant to purchase such shares at an exercise price of $1.50 per share which expires on August 25, 1998.

(12) Consists of shares of Common Stock which are issuable upon exercise of warrants to purchase shares with exercise prices ranging from $.875 to $1.50 which expire on dates from September 5, 1996 through July 28, 2000. Messrs. Sweeney, Stamos and Powell all serve as directors of the Company.

(13) Includes 1,591,201 shares of Common Stock which are issuable upon conversion of Class A Common Stock and 15,000 shares of Common Stock owned by Mr. Skuba's mother and which Mr. Skuba has the right to vote. Mr. Skuba is the Company's Chairman of the Board, Chief Executive Officer and President.

(14) Includes 785,601 shares of Common Stock which are issuable upon conversion of Class A Common Stock.

(15) Includes 805,600 shares of Common Stock which are issuable upon conversion of Class A Common Stock and 15,000 shares of Common Stock owned by Mr. Skuba's mother and which Mr. Skuba has the right to vote. Upon completion of this Offering, these shares will represent 39.9% of the combined voting power of all classes of outstanding capital stock, as the Class A Common Stock is entitled to four votes per share.

                              PLAN OF DISTRIBUTION

     The Selling Shareholders or their pledgees, donees, transferees or other successors in interest, may sell all, a portion or none of the securities offered by them hereby from time to time. Any such sales may be in one or more transactions on Nasdaq at prices prevailing at the times of such sales or in private sales of the securities at prices related to the prevailing market prices or at negotiated prices. The sales may involve (a) a block transaction in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) a purchase by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, or (c) ordinary brokerage transactions in which the broker solicits purchasers. Broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions (which compensation may be in excess of customary commissions). The Selling Shareholders and any broker-dealers that participate in the distribution of the shares may be deemed to be underwriters and any commissions received by them and any profit on the resale positioned by them might be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

          There can be no assurance that the Selling Shareholders will sell any or all of their shares of Common Stock offered hereby. The Company will receive no proceeds from any sales of Common Stock hereunder by the Selling Shareholders.

          The Registration Statement of which this Prospectus is a part has been filed with the Commission by the Company in accordance with certain subscription agreements between the Company and certain of the Selling Shareholders, pursuant to which the Company has agreed to pay the filing fees, costs and expenses associated with such Registration Statement. The Company has also agreed to indemnify such Selling Shareholders for certain civil liabilities in connection with such Registration Statement and the securities offered hereby, including liabilities under the Securities Act of 1933.

          The Selling Shareholders have advised the Company that they or their pledgees, donees, transferees or other successors in interest may sell all or a portion of the securities covered by this Prospectus pursuant to Rule 144.


                                 LEGAL MATTERS

          The validity of the Common Stock offered hereby has been passed upon for the Company by Pepper, Hamilton & Scheetz, 3000 Two Logan Square, Philadelphia, PA 19103.


                                    EXPERTS

          The consolidated financial statements and schedule of Eastern Environmental Services, Inc. included in Eastern Environmental Services, Inc.'s Annual Report (Form 10-K) for the year ended June 30, 1995, have been audited by Ernst & Young, LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

================================================================================

No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation is unlawful. The delivery of this Prospectus at any time does not imply that information contained herein is correct as of any time subsequent to its date.



                              -------------------


                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Risk Factors...............................................................   2
The Company................................................................   8
Recent Developments........................................................   9
Available Information......................................................   9
Incorporation of Certain Documents by Reference............................   9
Selling Shareholders.......................................................  10
Plan of Distribution.......................................................  13
Legal Matters..............................................................  13
Experts....................................................................  13


================================================================================



                                    EASTERN
                                 ENVIRONMENTAL
                                 SERVICES, INC.



                               ----------------

                                  PROSPECTUS

                               ----------------



                               February __, 1996


================================================================================

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

     SEC registration fee...........   $  1,309.67  *
     Accounting fees and expenses...   $  3,000.00  **
     Legal fees and expenses........   $ 15,000.00  **
     Miscellaneous..................   $    690.33  **


       Total........................   $ 20,000.00 **

------------

*  Actual
** Estimated for the 12-month period commencing January, 1996.


Item 15.  Indemnification of Directors and Officers

          Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as the Company, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of an action by or in the right of the corporation, a Delaware corporation may indemnify any such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court determines such person is fairly and reasonably entitled to indemnity for such expenses.

          Article Tenth, Paragraph (a) of the Company's Certificate of Incorporation, as amended, provides that each person who was or is made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another company or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith. Such indemnification continues as to a person who has ceased to be a director, officer, employee or agent and inures to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in Paragraph (b) of the Article Tenth (described below), the Company shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the Company. Article Tenth Paragraph (a) further provides that such right to indemnification shall be a contract right and shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the DGCL requires, the payment of such expenses incurred by a director or officer (in his or her capacity as a director or officer and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the Company of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under the Certificate of Incorporation or otherwise. The Company may, by action of its Board of Directors, provide indemnification to employees and agents of the Company with the same scope and effect as the foregoing indemnification of directors and officers. The foregoing right to indemnification and advancement of expenses is not exclusive.

          Article Tenth, Paragraph (b) of the Company's Certificate of Incorporation provides further that if a claim described under Paragraph (a) of Article Tenth is not paid in full by the Company within thirty days after a written claim has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Company) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Company to indemnify the claimant for the amount claimed, but the burden of providing such defense shall be on the Company. Neither the failure of the Company (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Company (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard or conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

          Certain of the Selling Shareholders included in this Registration Statement have, pursuant to the terms of the subscription agreements and/or the warrants by which they have acquired or may acquire the shares which they are offering hereby, agreed to indemnify the Company's officers and directors for certain civil liabilities, including liabilities under the Securities Act of 1933, arising from untrue statements in this Registration Statement or material omissions from the same as a result of information supplied to the Company by such Selling Shareholders.

          The directors and officers of the Company and its subsidiaries are covered by policies of insurance under which they are insured, within limits and subject to certain limitations, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, in which they are parties by reason of being or having been directors or officers; the Company is similarly insured, with respect to certain payments it might be required to make to its directors or officers under the applicable statutes and its charter provisions.

          Reference is made to Item 17 of this Registration Statement for additional information regarding indemnification of directors and officers.


Item 16.  Exhibits

      5   Opinion of Pepper, Hamilton & Scheetz.

     23.1 Consent of Ernst & Young LLP (included on page II-5).

     23.2 Consent of Pepper, Hamilton & Scheetz (included in Exhibit 5).

    *24   Power of Attorney.
______________________

* Previously filed.

Item 17.  Undertakings.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions discussed in Item 15 of this Registration Statement, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          The undersigned registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of Securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses
                                                --------  -------
(i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement; (2) that, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                        CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference therein of our reports dated September 26, 1995, in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-00283) and related Prospectus of Eastern Environmental Services, Inc. for the registration of 2,762,204 shares of its Common Stock.

                                                             ERNST & YOUNG LLP



Reading, Pennsylvania

February 8, 1996

                                   SIGNATURES


          Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Drums, Pennsylvania, on February 14, 1996.

                              EASTERN ENVIRONMENTAL
                              SERVICES, INC.


                              By: /s/ WILLIAM C. SKUBA
                                 ------------------------------------
                                 William C. Skuba, Chairman
                                 of the Board, President and
                                 Chief Executive Officer
                                 (the principal executive officer)



          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on February 14, 1996 in the capacities indicated.


                              /s/ WILLIAM C. SKUBA
                              -----------------------------------------------
                              William C. Skuba, Chairman of
                              the Board, President, Chief
                              Executive Officer and Director
                              (the principal executive officer)


                              /s/ GREGORY M. KRZEMIEN
                              -----------------------------------------------
                              Gregory M. Krzemien, Chief Financial
                              Officer and Treasurer (the principal
                              financial officer)

                              /s/ MICHAEL P. NAMETH
                              -----------------------------------------------
                              Michael P. Nameth, Chief Accounting
                              Officer (the principal accounting officer)


                                        *
                              -----------------------------------------------
                              Michael A. Fioravante, Director of
                              Engineering, Executive Vice President
                              and Director


                                        *
                              -----------------------------------------------
                              Timothy W. Sweeney, Director


                                        *
                              -----------------------------------------------
                              Robert J. Powell, Director


                                        *
                              -----------------------------------------------
                              Stephen C. Stamos, Jr., Director



* BY: /s/ WILLIAM C. SKUBA
     ----------------------------------
     William C. Skuba, Attorney-in-fact

                                 EXHIBIT INDEX


Exhibit No.              Description
-----------              -----------

5                        Opinion of Pepper, Hamilton & Scheetz.

23.1                     Consent of Ernst & Young LLP (included on page II-5).

23.2                     Consent of Pepper, Hamilton & Scheetz (included in
                         Exhibit 5).